Exhibit 99.2

Liberty Interactive Prices Private Offering of $675 Million of 1.75% Exchangeable Senior Debentures due 2046

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Interactive Corporation (“Liberty”) (Nasdaq: QVCA, QVCB, LVNTA, LVNTB) announced today that its wholly owned subsidiary Liberty Interactive LLC (the “Company”) has priced and agreed to sell to initial purchasers in a private offering $675 million aggregate principal amount of its 1.75% exchangeable senior debentures due 2046 (the “debentures”).  The Company has also granted to the initial purchasers an option to purchase additional debentures with an aggregate principal amount up to $75 million.

Upon an exchange of debentures, the Company, at its option, may deliver Charter Communications, Inc. (“Charter”) Class A common stock, cash or a combination of Charter Class A common stock and cash.  Initially, 2.9317 shares of Charter Class A common stock are attributable to each $1,000 principal amount of debenture, representing an initial exchange price of approximately $341.10 for each Charter share. A total of approximately 2.0 million shares of Charter Class A common stock are attributable to the debentures (assuming the initial purchasers do not exercise their option to purchase additional debentures).  Interest will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2016.  The debentures may be redeemed by the Company, in whole or in part, on or after October 5, 2023.  Holders of the debentures also have the right to require the Company to purchase their debentures on October 5, 2023.  The redemption and purchase price will generally equal 100% of the adjusted principal amount of the debentures plus accrued and unpaid interest.

The offering is expected to close on August 23, 2016, subject to satisfaction of customary closing conditions.

The Company expects to use the net proceeds of the offering for one or more of the following purposes: to repay up to $450 million outstanding under a margin loan facility recently entered into by its wholly owned special purpose subsidiary LV Bridge, LLC; to repurchase, in privately negotiated transactions, its outstanding 0.75% exchangeable senior debentures due 2043 (the “2043 Debentures”); and to the extent holders tender their 2043 Debentures for exchange, to satisfy its exchange obligation in cash.  Any remaining net proceeds will be used for general corporate purposes, including to pay interest on the debentures.

The debentures, as well as the associated cash proceeds, will be attributed to the Liberty Ventures Group.

The debentures have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The debentures are being offered by means of an offering memorandum solely to “Qualified Institutional Buyers” pursuant to, and as that term is defined in, Rule 144A of the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the debentures nor shall there be any sale of debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the offering of debentures and the use of proceeds therefrom.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions.  These forward looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of

Liberty, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for risks and uncertainties related to Liberty.

About Liberty Interactive Corporation

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those businesses are currently attributed to two tracking stock groups: the QVC Group and the Liberty Ventures Group. The businesses and assets attributed to the QVC Group (Nasdaq: QVCA, QVCB) consist of Liberty Interactive Corporation's subsidiaries, QVC, Inc. and zulily, llc, and its interest in HSN, Inc., and the businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consist of all of Liberty Interactive Corporation's businesses and assets other than those attributed to the QVC Group, including its interests in Expedia, Liberty Broadband Corporation and FTD, its subsidiaries Bodybuilding.com and Evite, and minority interests in Interval Leisure Group, Time Warner, Lending Tree and Charter.

Liberty Interactive Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Interactive Corporation